Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2022, Creatd, Inc. (“the Company”) had two classes of security registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our common stock, par value $0.001 per share (“Common Stock”), and a registered class of warrants, each to purchase one share of Common Stock (the “Warrants”).

The following description of the Company’s capital stock and provisions of its Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws are summaries and are qualified by reference to the Company’s Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part.

Description of Common Stock

As of December 31, 2022, the Company is authorized to issue 120,000,000 shares of capital stock, par value $0.001 per share, of which 100,000,000 are shares of common stock and 20,000,000 are shares of “blank check” preferred stock. On January 26, 2023, the Company filed an amendment to the Company’s Second Amended and Restated Articles of Incorporation increasing the number of common shares that the Company is authorized to issue to 1.5 billion.

As of April 19, there were 86,469,195 shares of Common Stock issued and outstanding, and there were 450 shares of Preferred Series E Stock issued and outstanding.

On August 13, 2020, we filed a certificate of amendment to our Second Amended and Restated Articles of Incorporation (the “Amendment”), with the Secretary of State of the State of Nevada to effectuate a one-for-three (1:3) reverse stock split (the “August 2020 Reverse Stock Split”) of our common stock without any change to its par value. The Amendment became effective on August 17, 2020. No fractional shares were issued in connection with the August 2020 Reverse Stock Split as all fractional shares were rounded down to the next whole share.

The holders of the Common Stock are entitled to one vote per share. In addition, the holders of the Company’s common stock will be entitled to receive dividends ratably, if any, declared by the Company’s board of directors out of legally available funds; however, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of the Company’s common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of the Company’s common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of the Company’s common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

The Common Stock is quoted on the OTCQB marketplace operated by OTC Markets Group Inc. under the trading symbol “VOCL” and on Upstream, the trading app for digital securities and NFTs powered by Horizon Fintex and MERJ Exchange Limited under the trading symbol “VOCL.”

The Company’s transfer agent is VStock Transfer, LLC.

Description of Common Stock Purchase Warrants

Each Warrant entitles the holder to purchase one share of our Common Stock at a price equal to $9.00 per share, subject to adjustment as set forth below, at any time until at 5:00 p.m., New York City time, on September 15, 2025.

The material provisions of the Warrants are set forth herein and a copy of the Warrant Agent Agreement has been filed as an exhibit to the Annual Report for year ended December 31, 2020, on Form 10-K (the “Warrant Agent Agreement”). The Company and the Warrant Agent (as defined in the Warrant Agent Agreement”) may amend or supplement the Warrant Agent Agreement without the consent of any holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Warrant Agent Agreement as the parties thereto may deem necessary or desirable and that the parties determine, in good faith, shall not adversely affect the interest of the holders. All other amendments and supplements shall require the vote or written consent of holders of at least 50.1%. The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend on or recapitalization, reorganization, merger or consolidation.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form attached to the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No Warrants will be exercisable unless at the time of the exercise a prospectus or prospectus relating to Common Stock issuable upon exercise of the Warrants is current and the Common Stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. Under the terms of the Warrant Agent Agreement, we have agreed to use our best efforts to maintain a current prospectus or prospectus relating to Common Stock issuable upon exercise of the Warrants until the expiration of the Warrants. If we are unable to maintain the qualification or effectiveness of such registration statement until the expiration of the Warrants, and therefore are unable to deliver registered shares of Common Stock, the Warrants may become worthless. Additionally, the market for the Warrants may be limited if the prospectus or prospectus relating to the Common Stock issuable upon exercise of the Warrants is not current or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of such warrants reside. In no event will the registered holders of a Warrant be entitled to receive a net-cash settlement, stock or other consideration in lieu of physical settlement in shares of our Common Stock.

No fractional shares of Common Stock will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder. If multiple Warrants are exercised by the holder at the same time, we will aggregate the number of whole shares issuable upon exercise of all the Warrants.

The Warrants are quoted on the OTCPink marketplace operated by OTC Markets Group Inc. under the trading symbol “CRTDW”. The Company’s transfer agent is VStock Transfer, LLC.

Applicable Anti-Takeover Law

Set forth below is a summary of provisions in our Articles of Incorporation and the Bylaws that could have the effect of delaying or preventing a change in control of the Company. The following description is only a summary and it is qualified by refence our Articles of Incorporation, Bylaws and relevant provisions of the Nevada Revised Statutes.

No Cumulative Voting

Our Articles of Incorporation and the Bylaws do not provide holders of our Common Stock cumulative voting rights in the election of directors. The absence of cumulative voting could have the effect of preventing stockholders holding a minority of our shares of Common Stock from obtaining representation on our Board of Directors. The absence of cumulative voting might also, under certain circumstances, render more difficult or discourage a merger, tender offer or proxy contest favored by a majority of our stockholders, the assumption of control by a holder of a large block of our stock or the removal of incumbent management.